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                                                                    Exhibit 11.0

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

                            BTU INTERNATIONAL , INC.
        CALCULATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
             (Dollars in thousands, except share and per share data)


                                                      For the Three Months Ended
                                                      --------------------------
                                                      March 29,        March 30,
                                                        1998             1997
--------------------------------------------------------------------------------
Net income                                          $     126        $    (276)

Net income applicable to
  common stockholders                               $     126        $    (276)
                                                    =========        =========

Weighted average number of shares outstanding
   Basic Shares                                     7,277,299        7,279,924

   Effect of Dilutive Options                          82,816           24,563
                                                    ---------        ---------

   Diluted Shares                                   7,360,115        7,304,487
                                                    =========        =========

Earnings Per Share

   Basic                                            $    0.02        $   (0.04)
                                                    ---------        ---------

   Diluted                                          $    0.02        $   (0.04)
                                                    ---------        ---------
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